Exhibit 10(d)

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This SECOND AMENDING AGREEMENT, made as of and to take effect as of and from December 20, 2016, to the CONSOLIDATED, RESTATED AND AMENDED PRODUCER AGREEMENT EIGHTH MEMORANDUM OF AGREEMENT made as of and to take effect as of and from January 1, 2014, as amended January 1, 2016,

BETWEEN:

CANPOTEX LIMITED

(hereinafter called “Canpotex”)

OF THE FIRST PART

– and –

AGRIUM INC.

OF THE SECOND PART

MOSAIC CANADA CROP NUTRITION, LP, by its general partner, 4379934 CANADA LTD.

OF THE THIRD PART

POTASH CORPORATION OF SASKATCHEWAN INC.

OF THE FOURTH PART

(each of the parties of the Second, Third and Fourth Parts being sometimes individually referred to herein as the “Producer” and all of whom are sometimes collectively referred to herein as the “Producers”)

(each of the parties of the First, Second, Third and Fourth Parts being sometimes individually referred to herein as a “Party” and all of whom are sometimes collectively referred to herein as the “Parties”)

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WHEREAS Canpotex and each of the Producers are parties to the Consolidated, Restated and Amended Producer Agreement Eighth Memorandum of Agreement made as of and to take effect as of and from January 1, 2014, as amended by the First Amending Agreement thereto made as of and to take effect as of and from January 1, 2016 (collectively, the “Producer Agreement”);

AND WHEREAS Article VI of the Producer Agreement sets forth the procedure to determine Productive Capacity Changes resulting from a Major Expansion for the purposes of the Producer Agreement;

AND WHEREAS Productive Capacity Changes resulting from a Major Expansion for the purposes of the Producer Agreement are currently measured through a sustained production run of 90 Operating Days, as more particularly described in the Producer Agreement;

AND WHEREAS the Board of Directors approved at its meeting on December 20, 2016, among other matters, the implementation of an independent engineering audit methodology to measure Productive Capacity Changes resulting from a Major Expansion for the purposes of the Producer Agreement;

AND WHEREAS, in furtherance of the foregoing and in order to reflect certain additional changes to the Producer Agreement in regards to the provisions pertaining to Major Expansions and notices, Canpotex and each of the Producers desire to amend the Producer Agreement as set forth herein, such amendments to take effect as of and from December 20, 2016.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter exchanged and contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS

1.01	The meanings indicated for the words and phrases in the Producer Agreement shall apply where used herein, including in the recitals of this Second Amending Agreement to the Producer Agreement (the “Amending Agreement”), except where the context otherwise requires or where same is expressly being amended hereby.

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2.	AMENDMENTS

2.01	From and after December 20, 2016, the Producer Agreement is hereby amended as follows:

(a)	The definition of “Agreement” contained in Section 1.01(d) of the Producer Agreement is hereby deleted in its entirety and replaced with the following:

(d)	“Agreement” means this Consolidated, Restated and Amended Producer Agreement (including the premises and preamble, and any schedules hereto), as amended, as such may be further amended, amended and restated, renewed, superseded, replaced or substituted from time to time, but excludes any Product Supply Agreement;

(b)	The definition of “Canpotex Auditors” contained in Section 1.01(h) of the Producer Agreement is hereby deleted in its entirety and replaced with the following:

(h)	“Canpotex Auditors” means, at any time and from time to time:

(i)	the external auditors of Canpotex; or

(ii)	if agreed to by Canpotex and the Producers, such other independent professional accounting firm that is acceptable to Canpotex and the Producers;

it being acknowledged and agreed to by the parties hereto that, at any time and from time to time, different independent professional accounting firms may be the Canpotex Auditors for different purposes of this Agreement;

(c)	The definition of “Major Expansion” contained in Section 1.01(s) of the Producer Agreement is hereby deleted in its entirety and replaced with the following:

(s)	“Major Expansion” means any Dedicated Capital expansion undertaken by a Producer of an existing Mine, occurring after the Effective Date, provided that such expansion shall:

(i)	involve the expenditure of the Dedicated Capital;

(ii)	be of continuous duration and not be staged; and

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result in an Engineering Audit Post-Expansion Productive Capacity or a Post-Expansion Audit Amount (as applicable) of such Mine of at least 200,000 Product Tonnes more than the greater of (a) the Individual Productive Capacity of the existing Mine, and (b) the Pre-Expansion Audit Amount of the existing Mine;

(d)	The definition of “Measured Level of Product” contained in Section 1.01(t) of the Producer Agreement is hereby deleted in its entirety and replaced with the following:

(t)	“Measured Level of Product” has the meaning assigned thereto in section 6.22 (section 6.08 of the Historical Article VI Provisions);

(e)	The definition of “Notice of Expansion” contained in Section 1.01(z) of the Producer Agreement is hereby deleted in its entirety and replaced with the following:

(z)	“Notice of Expansion” means a notice provided for in section 6.02 hereof (section 6.01 of the Historical Article VI Provisions) which shall be delivered in accordance with section 18.01 hereof and which shall be delivered only after a Major Expansion has become a matter of public record and in any event not more than 90 days nor less than 30 days before the Date of Commencement of the Major Expansion, which notice shall also state the date such Major Expansion shall commence;

(f)	The definition of “Post-Expansion Audit Amount” contained in Section 1.01(gg) of the Producer Agreement is hereby deleted in its entirety and replaced with the following:

(gg)	“Post-Expansion Audit Amount” in the context of a Major Expansion where the Productive Capacity Change is being determined pursuant to the Production Run Procedures means the productive capacity of the expanded Mine as verified by the Canpotex Auditors and based on the Operating Results of such Mine for a demonstration period of 90 Operating Days, chosen by the applicable Producer, and based on 350 Operating Days per year;

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(g)	The definition of “Productive Capacity Change” contained in Section 1.01(pp) of the Producer Agreement is hereby deleted in its entirety and replaced with the following:

(pp)	“Productive Capacity Change” means:

(a)	in the case of a Major Expansion of an existing Mine:

(i)	where the Productive Capacity Change is being determined by way of an Engineering Audit (as defined in Article VI):

(x)	the difference between:

(A)	the Engineering Audit Post-Expansion Productive Capacity (as defined in Article VI) of such Mine and

(B)	(i) the Individual Productive Capacity of such Mine or (ii) the Pre-Expansion Audit Amount of such Mine, whichever is greater; or

(y)	120% of the difference between:

(A)	the Design Post-Expansion Productive Capacity (as defined in Article VI) for such Mine and

(B)	(i) the Individual Productive Capacity for such Mine or (ii) the Pre-Expansion Audit Amount of such Mine, whichever is greater;

whichever is less; and

(ii)	where the Productive Capacity Change is being determined pursuant to the Production Run Procedures (as defined in Article VI), the difference between:

(x)	the Post-Expansion Audit Amount for such Mine and

(y)	(A) the Individual Productive Capacity of such Mine or (B) the Pre-Expansion Audit Amount of such Mine, whichever is greater; and

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(b)	in the case of a Disaster with respect to an existing Mine, the difference between:

(i)	the Post-Plan Audit Amount of such Mine and

(ii)	(A) the Individual Productive Capacity of such Mine or (B) the Pre-Disaster Audit Amount of such Mine, whichever is greater; and

(c)	in the case of a New Mine, the Individual Productive Capacity of the New Mine, as stated in the Post-New Mine Construction Audit Amount for such New Mine;

(h)	Article VI of the Producer Agreement is hereby deleted in its entirety and replaced with the Article VI set forth in the attached Schedule “A”.

(i)	Article XVIII of the Producer Agreement is hereby deleted in its entirety and replaced with the following:

XVIII. NOTICE

18.01	Any notice, demand, request, declaration or communication required or permitted to be made or given hereunder shall be given in writing and shall be given by personal service upon an officer of the party hereto to whom it is intended or shall be mailed by prepaid registered mail or sent by fax or e-mail to the following addresses (which addresses may be changed or revised by each party upon written notification to all other parties hereto in the manner set forth herein):

(a)	To Canpotex Limited:

Canpotex Limited

111 2nd Avenue South

Suite 400

Saskatoon, SK S7K 1K6

CANADA

Attention: President and Chief Executive Officer

Fax No.:	(306) 653-5505
e-mail:	ken.seitz@canpotex.com

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with a copy to:

Canpotex Limited

111 2nd Avenue South

Suite 400

Saskatoon, SK S7K 1K6

CANADA

Attention: Senior Vice President, General Counsel and Secretary

Fax No.:	(306) 653-5505
e-mail:	ted.nieman@canpotex.com

(b)	To Agrium Inc.:

Agrium Inc.

13131 Lake Fraser Drive S.E.

Calgary, AB T2J 7E8

CANADA

Attention: President and Chief Executive Officer

Fax No.:	(403) 225-7600
e-mail:	chuck.magro@agrium.com

with a copy to:

Agrium Inc.

13131 Lake Fraser Drive S.E.

Calgary, AB T2J 7E8

CANADA

Attention: Senior Vice President and Chief Legal Officer

Fax No.:	(403) 225-7610
e-mail:	susan.jones@agrium.com

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(c)	To Mosaic Canada Crop Nutrition, LP,
by its general partner, 4379934 Canada Ltd.:

Mosaic Canada Crop Nutrition, LP

by its general partner, 4379934 Canada Ltd.

c/o PO Box 7500

Regina, SK S4P 4L8

CANADA

Attention: President and Chief Executive Officer, The Mosaic Company

Fax No.:	(763) 577-2989
e-mail:	joc.orourke@mosaicco.com

with a copy to:

The Mosaic Company

3033 Campus Drive

Suite E490

Plymouth, MN 55441

UNITED STATES

Attention: Vice President, Deputy General Counsel and Assistant Corporate Secretary

Fax No.:	(763) 577-2982
e-mail:	phil.bauer@mosaicco.com

(d)	To Potash Corporation of Saskatchewan Inc.:

Potash Corporation of Saskatchewan Inc.

PCS Tower, Suite 500

122 – 1st Avenue South

Saskatoon, SK S7K 7G3

CANADA

Attention: President and Chief Executive Officer

Fax No.:	(306) 933-8888
e-mail:	jochen.tilk@potashcorp.com

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with a copy to:

Potash Corporation of Saskatchewan Inc.

PCS Tower, Suite 500

122 1st Avenue South

Saskatoon, SK S7K 7G3

CANADA

Attention: Senior Vice President, General Counsel and Corporate Secretary

Fax No.:	(306) 933-8877
e-mail:	japodwika@potashcorp.com

For these purposes, such notice, if mailed, shall be mailed by prepaid registered mail addressed to the recipient at the address above set forth or at such other address and/or to the attention of any such person or officer as any of the parties hereto may from time to time or at any time advise by notice in writing to the other parties hereto. The date of receipt of any notice shall be deemed to be the 10th business day next following the date of such mailing, provided that, if at the date of such mailing interruption in the operation of the postal service in Canada or in the United States has or is likely to delay the mailing and receipt of such notice, the same shall be served personally on an officer or duly authorized representative of the recipient. Notice given in the manner aforesaid shall be effective upon the actual date of receipt or the deemed date of receipt, whichever is the sooner, or upon personal service, as the case may be.

As an alternative to the above, any of the parties hereto may give notice by fax or e-mail to the recipients at the fax number or e-mail address above set forth in which case, if so sent, shall be deemed to have been received on the day next following the date of actual transmission and shall thereby be sufficient notice given hereunder provided that the person providing the notice has no reasonable basis to believe that the intended recipient did not receive same.

3.	CONSENT

3.01	All of the Parties have agreed to enter into these presents in order to evidence their consent hereto and to be bound hereby and to give effect hereto.

4.	FURTHER ASSURANCES

4.01	Each of the Parties hereby covenants and agrees to be bound by, observe, perform and do all things and take all actions, steps, proceedings and execute such further and other assurances, documents and agreements whether under corporate seal or otherwise as are reasonably necessary or required to fully implement and give effect to all of the terms and provisions of this Amending Agreement.

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5.	GOVERNING LAW

5.01	This Amending Agreement shall be construed and interpreted in accordance with the laws of the Province of Saskatchewan and the federal laws of Canada applicable therein.

6.	CONFIRMATION

6.01	Except as hereinabove specifically amended, all other terms and provisions of the Producer Agreement are hereby confirmed and ratified and shall remain in full force and effect in accordance with its terms, and this Amending Agreement and the Producer Agreement shall be read and construed as one and the same instrument.

7.	ENUREMENT

7.01	This Amending Agreement shall be binding upon and enure to the benefit of the Parties, their successors and permitted assigns.

8.	ASSIGNMENT

8.01	The Parties covenant and agree that this Amending Agreement may not be assigned in whole or in part by any of the Parties, except in accordance with the terms and provisions of the Producer Agreement applicable to such assignments.

9.	SEVERABILITY

9.01	It is hereby agreed that, in the event any clause, provision, paragraph, subparagraph or section of this Amending Agreement is held invalid as contrary to any statute or regulation or law in that regard by a court of competent jurisdiction, the invalidity of such shall in no way effect the validity of any other clause, provision, paragraph, subparagraph or section of this Amending Agreement and each and every such clause, provision, paragraph, subparagraph or section of this Amending Agreement shall be severable from each and every other.

10.	EXECUTION

10.01	The Parties hereby covenant and agree that this Amending Agreement may be executed in counterparts each of which shall be deemed to be an original but all of which when taken together shall constitute one and the same instrument. This Amending Agreement, including an executed counterpart of this Amending Agreement, may be delivered by facsimile, email or functionally equivalent electronic transmission.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties have executed this Amending Agreement effective as of December 20, 2016.

CANPOTEX LIMITED

Per:	/s/ K.A. Seitz

Per:	/s/ T.J. Nieman

AGRIUM INC.

Per:	/s/ C.V. Magro

Per:	/s/ H. Deans

MOSAIC CANADA CROP NUTRITION, LP, by its general partner, 4379934 CANADA LTD.

Per:	/s/ J.C. O’Rourke

Per:	/s/ R.N. McLellan

POTASH CORPORATION OF SASKATCHEWAN INC.

Per:	/s/ J. Tilk

Per:	/s/ S. Dowdle

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SCHEDULE “A”

ARTICLE VI OF THE PRODUCER AGREEMENT

VI.	MAJOR EXPANSIONS

PART I – GENERAL

6.01	In this Article VI:

(a)	“Audit Protocol” means the audit protocol describing the procedures and issues required to be addressed by the Engineering Audit Firm in conducting the Engineering Audit, as developed and agreed upon by the Producers in accordance with Section 6.11, as same may be amended from time to time;

(b)	“Consultation Completion Deadline” has the meaning assigned thereto in Section 6.17;

(c)	“Design Documentation” means plans, specifications, blueprints, designs and other materials prepared by the Design Engineers and used by them, the applicable Producer, the EPCM Contractor and other contractors to accomplish and monitor the Major Expansion, such documents to be in an appropriate level of detail prepared at FEL-3 or such other level as the Engineering Audit Firm determines (in the exercise of its professional judgment) is sufficiently rigorous to support its engineering review and analysis as required under the Audit Protocol;

(d)	“Design Engineers” means the principal engineering firm(s) engaged to complete the design engineering for the applicable Major Expansion;

(e)	“Design Post-Expansion Productive Capacity” means the total productive capacity of the applicable Mine following completion of the Major Expansion, as set forth in the Design Documentation, adjusted by the Engineering Audit Firm to reflect 350 Operating Days per year;

(f)	“Electing Producer” has the meaning assigned thereto in Section 6.15(i);

(g)	“Eligible Engineering Firm” has the meaning assigned thereto in Section 6.13(b);

(h)	“Engineering Audit” means an independent engineering audit in regards to a Major Expansion that is conducted by an Engineering Audit Firm in accordance with the provisions of Article VI of this Agreement;

(i)	“Engineering Audit Completion Date” has the meaning assigned thereto in Section 6.16;

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(j)	“Engineering Audit Completion Notice” has the meaning assigned thereto in Section 6.16;

(k)	“Engineering Audit Firm” means the engineering firm selected from the List of Potential Engineering Audit Firms to carry out the Engineering Audit, all in accordance with the provisions of Article VI of this Agreement;

(l)	“Engineering Audit Post-Expansion Consent” has the meaning assigned thereto in Section 6.16;

(m)	“Engineering Audit Post-Expansion Productive Capacity” means the total productive capacity of the applicable Mine based on 350 Operating Days per year as determined by the Engineering Audit Firm pursuant to the Engineering Audit, as set forth in the Engineering Audit Report and the Summary Engineering Audit Report;

(n)	“Engineering Audit Report” means the final report in regards to an Engineering Audit that is prepared and signed by the Engineering Audit Firm and which contains:

(i)	a confirmation of the Engineering Audit Firm that, in the exercise of its professional judgment, the Major Expansion has been completed in all material respects;

(ii)	a confirmation of the Engineering Audit Firm that the Major Expansion being undertaken by the Expanding Producer constitutes a Major Expansion;

(iii)	the results of the Engineering Audit, including, without limitation, the Engineering Audit Post-Expansion Productive Capacity;

(iv)	the Design Post-Expansion Productive Capacity; and

(v)	a confirmation of the Engineering Audit Firm that the Engineering Audit was conducted, and the Engineering Audit Report was prepared, in accordance with:

(A)	the terms and provisions of its formal engagement by Canpotex and the Audit Protocol; and

(B)	standards, practices, methods, techniques and procedures, and the degree of skill and diligence, that would reasonably be expected to be recognized and practiced by an industry leading skilled and experienced engineer providing work and services similar to the Engineering Audit;

(o)	“EPCM Contractor” means the principal contractor engaged by a Producer to complete the engineering, procurement and construction or construction management of a particular Major Expansion;

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(p)	“Exempt Producer” has the meaning assigned thereto in Section 6.10;

(q)	“Expanding Producer” means a Producer having an Engineering Audit conducted in regards to a Major Expansion;

(r)	“FEL-3” means the final phase of front end engineering and design for a Major Expansion as prepared by a Design Engineer, the results of which: (1) advance the design basis memorandum to “approved for design” status for inclusion in the applicable engineering design specification; (2) facilitate planning of detailed engineering, procurement, and construction work for execution of the proposed expansion; and (3) result in an AACE Class 3 forced detailed cost estimate;

(s)	“Historical Article VI Provisions” means the provisions of Article VI of this Agreement and related definitions of this Agreement as they existed immediately prior to the implementation of the Second Amending Agreement;

(t)	“List of Potential Engineering Firms” means the list of engineering firms determined by the Producers to be experienced and qualified in the engineering of potash mines and that could potentially serve as an Engineering Audit Firm, as developed and agreed upon by the Producers (or their designees as provided in Section 6.06) in accordance with Section 6.12, as same may be amended from time to time;

(u)	“Production Run Completion Notice” has the meaning assigned thereto in Section 6.21;

(v)	“Production Run Election Deadline” has the meaning assigned thereto in Section 6.15(i);

(w)	“Production Run Post-Expansion Consent” has the meaning assigned thereto in Section 6.21;

(x)	“Production Run Procedures” means the provisions set forth in Part V of this Article VI;

(y)	“Second Amending Agreement” means the Second Amending Agreement to this Agreement between Canpotex and the Producers, which is made as of and to take effect as of and from December 20, 2016; and

(z)	“Summary Engineering Audit Report” means the summary of the Engineering Audit Report that is prepared and signed by the Engineering Audit Firm and which contains at minimum:

(i)	a confirmation of the Engineering Audit Firm that, in the exercise of its professional judgment, the Major Expansion has been completed in all material respects;

(ii)	a confirmation of the Engineering Audit Firm that the Major Expansion being undertaken by the Expanding Producer constitutes a Major Expansion;

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(iii)	the Engineering Audit Post-Expansion Productive Capacity;

(iv)	the Design Post-Expansion Productive Capacity; and

(v)	a confirmation of the Engineering Audit Firm that the Engineering Audit was conducted, and the Engineering Audit Report was prepared, in accordance with:

(A)	the terms and provisions of its formal engagement by Canpotex and the Audit Protocol; and

(B)	standards, practices, methods, techniques and procedures, and the degree of skill and diligence, that would reasonably be expected to be recognized and practiced by an industry leading skilled and experienced engineer providing work and services similar to the Engineering Audit.

6.02	Any Producer intending to undertake a Major Expansion shall give a Notice of Expansion to Canpotex and contemporaneously to the other Producers to that effect, with such notice to be given in strict compliance with the timing provisions of Section 1.01(z) and not to provide any further information than the fact that such Major Expansion is to commence, that such Producer believes it complies with the definitional requirements of Section 1.01(s), and that such Notice is being given solely for purposes of invoking the provisions of this Article VI.

6.03	Notwithstanding any provision of this or any predecessor Producer Agreements to the contrary, the provisions set forth in this Article VI and the definitions of “Agreement”, “Canpotex Auditors”, “Major Expansion”, “Measured Level of Product”, “Notice of Expansion”, “Post-Expansion Audit Amount” and “Productive Capacity Change” contained in the Second Amending Agreement shall be effective with respect to any Major Expansion for which a Notice of Expansion has been given and for which a Post-Expansion Audit Amount has not been determined on or before December 20, 2016 and shall replace and supersede the Historical Article VI Provisions, except as provided in Section 6.10; provided, however, that for all Major Expansions for which a Notice of Expansion was given prior to January 1, 2014 and for which a Post-Expansion Audit Amount was not determined before January 1, 2014, Dedicated Capital shall be not less than US$25,000,000. In addition, it is acknowledged and agreed that the Notice of Expansion given by Mosaic Potash Esterhazy Limited Partnership prior to January 1, 2014 in respect of its K3 mine project relates to a proposed Major Expansion of the Mosaic Esterhazy (K1 and K2) Mine.

6.04

If the Engineering Audit Post-Expansion Productive Capacity (in the case of an Engineering Audit) or the Post-Expansion Audit Amount (in the case of the Production Run Procedures) is greater than the Individual Productive Capacity of the Mine, but such expansion does not qualify as a Major Expansion, the Individual Productive Capacity of the Mine shall still be increased so that it equals the Engineering Audit Post-Expansion Productive Capacity (in the case of an Engineering Audit) -- provided, however, that the amount of such increase shall in no event exceed the Productive Capacity Change as set forth in Section 1.01 (pp)(a)(i)(y) -- or the Post-Expansion Audit Amount

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(in the case of the Production Run Procedures) for the applicable Mine, as applicable, with such increase being effective at the time indicated in Section 6.16 or Section 6.21, as applicable.

6.05	If any Mine is permanently closed at the end of its production life, such Mine shall be deleted from the listing of Individual Productive Capacities and the Board of Directors shall by unanimous vote determine an appropriate adjustment to the Aggregate Productive Capacity of the Producer owning such Mine.

6.06	From time to time and for the purpose of carrying into effect the provisions of this Article VI, the Board of Directors may establish such committees and working groups, having such powers and authorities as may be approved by the Board of Directors, consisting of representatives of the Producers and Canpotex as the Board of Directors considers necessary or appropriate, including, without limitation, in regards to those matters contemplated by Section 6.07, Section 6.11, Section 6.12, Section 6.13, Section 6.15, Section 6.16 as it relates to the form of Engineering Audit Post-Expansion Consent, Section 6.17, Section 6.19, and Section 6.21 as it relates to the form of Production Run Post-Expansion Consent.

PART II – DETERMINING THE PRE-EXPANSION AUDIT AMOUNT

6.07	(a)

Following the delivery of a Notice of Expansion, the Producer undertaking such Major Expansion shall, as soon as reasonably practicable thereafter, supply the necessary Operating Results to the Canpotex Auditors to enable the Canpotex Auditors to verify the Pre-Expansion Audit Amount.

(b)	The verification of any Pre-Expansion Audit Amount by the Canpotex Auditors shall be deemed to have occurred upon delivery to Canpotex of an independent auditor’s report of the Canpotex Auditors, in such form as agreed to by Canpotex and the Canpotex Auditors, in regards to the Pre-Expansion Audit Amount. Nothing in this Section 6.07(b) shall limit Canpotex and the Producers from agreeing on the manner in which the verification of the Pre-Expansion Audit Amount by the Canpotex Auditors is carried out, completed or depicted (including, without limitation, the form and content of the deliverable provided by the Canpotex Auditors), which may vary from what is contemplated in this section.

6.08	The Pre-Expansion Audit Amount verification by the Canpotex Auditors shall be delivered to Canpotex as soon as reasonably practicable after completion of same, and Canpotex will, in turn, forward same to the other parties to this Agreement.

PART III – ENGINEERING AUDIT REQUIREMENT

6.09	For the purposes of each Major Expansion for which a Notice of Expansion has been given and for which the Productive Capacity Change with respect thereto has not previously been determined, the applicable Producer shall be required to complete an Engineering Audit conducted in accordance with the provisions of this Agreement.

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6.10	Notwithstanding Section 6.09, any Producer that commenced a production run at a Mine prior to December 20, 2016 in accordance with the Historical Article VI Provisions for purposes of demonstrating a Post-Expansion Audit Amount for a Major Expansion (an “Exempt Producer”) may elect not to be subject to Section 6.09 in respect of such Major Expansion, in which case:

(a)	the Production Run Procedures; and

(b)	the Historical Article VI Provisions to the extent so required;

shall apply.

PART IV – ENGINEERING AUDIT PROCEDURES AND RELATED MATTERS

6.11	For purposes of ensuring consistency of all Engineering Audits to be undertaken pursuant to this Article VI, the Producers (or their designees as provided in Section 6.06) shall develop and agree upon an Audit Protocol, which shall be approved by unanimous resolution of the Board of Directors and may be amended from time to time under such procedures as the Board of Directors may by unanimous resolution determine.

6.12	The Producers (or their designees as provided in Section 6.06) shall develop and agree upon a List of Potential Engineering Firms, which may be amended from time to time under such procedures as the Board of Directors may by unanimous resolution determine.

6.13	(a)

The Engineering Audit Firm shall be selected in accordance with this Section 6.13 as soon as reasonably practicable following a request for an Engineering Audit from the Producer to which the Major Expansion relates in order to allow such Engineering Audit to be conducted expeditiously in accordance with the Audit Protocol and shall in the first instance be selected from the List of Potential Engineering Firms; provided, however, that the Engineering Audit Firm shall not be:

(i)	the Design Engineers;

(ii)	the EPCM Contractor; or

(iii)	any other engineering firm that could reasonably be considered, after having made reasonable inquiry, as having a potential conflict of interest, including lacking sufficient independence to carry out the Engineering Audit in an unbiased manner based on the engineering firm’s professional judgment (provided, however, that no such conflict of interest shall be deemed to exist solely because such firm was involved in the Major Expansion in a lesser capacity than the Design Engineers or EPCM Contractor).

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(b)	The Expanding Producer shall identify to Canpotex and the other Producers those engineering firms from the List of Potential Engineering Firms that, in its determination, are eligible to be considered after excluding those which may be disqualified by the provisions of Section 6.13(a) (the “Eligible Engineering Firms”, and each of them, an “Eligible Engineering Firm”); provided, however, that if there is no Eligible Engineering Firm on the List of Potential Engineering Firms the Producers (or their designees as provided in Section 6.06) shall proceed to revise the List of Potential Engineering Firms in order for there to be at least one Eligible Engineering Firm on the List of Potential Engineering Firms.

(c)	Upon the Expanding Producer’s provision of the identification of the Eligible Engineering Firms to Canpotex and the other Producers as contemplated in Section 6.13(b), Canpotex shall, in consultation with the other parties to this Agreement (or their designees as provided in Section 6.06) and after giving due consideration to any concerns as may be raised by the other parties to this Agreement (or their designees as provided in Section 6.06), proceed to prepare and submit to one or more of the Eligible Engineering Firms a request for proposal(s) to undertake the Engineering Audit, in such form as Canpotex and the Producers (or their designees as provided in Section 6.06) shall determine, each acting reasonably.

(d)	Following receipt of a proposal or proposals from one or more Eligible Engineering Firms in response to the request for proposal(s) contemplated by Section 6.13(c), Canpotex shall, in consultation with the Expanding Producer and, if considered necessary or appropriate by Canpotex in its discretion, the other parties to this Agreement (or their designees as provided in Section 6.06), select and engage an Eligible Engineering Firm to carry out the Engineering Audit and serve as the Engineering Audit Firm, executing such forms of agreement as Canpotex and the Expanding Producer agree are appropriate, including (to the extent not previously entered into with the Engineering Audit Firm) confidentiality and non-disclosure agreements to protect and maintain as confidential to Canpotex and the Expanding Producer all data and information confidential or proprietary to Canpotex and such Producer, respectively.

6.14	The costs of the Engineering Audit Firm to carry out the Engineering Audit shall be paid by Canpotex and, upon receipt by the Producer of documentation evidencing payment by Canpotex, reimbursed to Canpotex by the Expanding Producer, and all other costs associated with the Engineering Audit shall be borne by such Producer directly.

6.15	The Engineering Audit shall be conducted in accordance with the following procedures:

(a)	the Engineering Audit Firm shall review the Audit Protocol and advise Canpotex and the Expanding Producer if there are any material amendments to the Audit Protocol that it recommends or requires in connection with the Engineering Audit, in which case the Producer shall, subject to any need to maintain as confidential any proprietary information of the Producer, communicate same to the other Producers for determination as to whether amendment to the Audit Protocol is necessary or appropriate;

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(b)	to the extent the Producers (or their designees as provided in Section 6.06) determine that revisions to the Audit Protocol are necessary or appropriate (each acting reasonably), they shall proceed in accordance with Section 6.11 to amend the Audit Protocol in consultation with the Engineering Audit Firm and with the assistance of Canpotex;

(c)	(i) the Expanding Producer shall provide to the Engineering Audit Firm (x) the necessary Dedicated Capital Documentation and the Design Documentation, and more generally any documentation and information in the Expanding Producer’s possession relating to the Major Expansion that the Engineering Audit Firm requires to complete the Engineering Audit; (y) full access to the applicable Mine/the site of the Major Expansion to complete the Engineering Audit; and (z) any other information and persons related to the Major Expansion to the extent necessary to allow the Engineering Audit Firm to complete the Engineering Audit in accordance with the Audit Protocol and the terms of its formal engagement by Canpotex;

(ii) Canpotex shall provide to the Engineering Audit Firm (x) the Audit Protocol; (y) the Individual Productive Capacity of the Mine subject to the Major Expansion; and (z) the Pre-Expansion Audit Amount;

(d)	the Engineering Audit shall be conducted pursuant to the Audit Protocol;

(e)	subject to compliance with its confidentiality obligations to each of Canpotex and the Expanding Producer, the Engineering Audit Firm shall be entitled to confer with the Design Engineers, the EPCM Contractor and such other persons as the Engineering Audit Firm determines necessary or appropriate to complete the Engineering Audit;

(f)	(i) prior to finalizing its Engineering Audit Report, the Engineering Audit Firm shall deliver to the Expanding Producer a draft of its Engineering Audit Report and the Expanding Producer (and, if elected by the Expanding Producer, the applicable Design Engineers and EPCM Contractor) shall have an opportunity to review and comment on same with the Engineering Audit Firm; provided, however, that the conclusions reached by the Engineering Audit Firm shall at all times be required to reflect the unbiased, independent assessment of the Engineering Audit Firm based on its best professional judgment; and

(ii) prior to finalizing its Summary Engineering Audit Report, the Engineering Audit Firm shall deliver to Canpotex a draft of the Summary Engineering Audit Report to allow Canpotex to review and comment in regards to the proposed form of the Summary Engineering Audit Report with the Engineering Audit Firm; provided, however, that the conclusions reached by the Engineering Audit Firm shall at all times reflect the unbiased, independent assessment of the Engineering Audit Firm based on its best professional judgment;

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(g)	following finalization of the Engineering Audit Report and the Summary Engineering Audit Report after review and comment on the draft Engineering Audit Report and the draft Summary Engineering Audit Report, respectively, as contemplated by Section 6.15(f), the Engineering Audit Firm shall deliver:

(i)	to the Expanding Producer, the Engineering Audit Report, which shall be owned by the Expanding Producer; and

(ii)	to Canpotex, the Summary Engineering Audit Report, which shall be owned by Canpotex, and Canpotex will, in turn, forward the Summary Engineering Audit Report to all of the Producers;

(h)	by no later than the 5th business day from receipt by Canpotex and the Producers of the Summary Engineering Audit Report as set forth in Section 6.15(g) (or such longer period as Canpotex may determine, up to a maximum of five (5) additional business days, where Canpotex determines, acting reasonably, that there are circumstances warranting such an extension), Canpotex and the Producers (other than the Expanding Producer), or any of them, may make an election to have Canpotex, the Expanding Producer and the other Producers confer with the Engineering Audit Firm to confirm to the reasonable satisfaction of Canpotex, the Expanding Producer and all other Producers (x) that the terms and provisions of the Engineering Audit Firm’s formal engagement by Canpotex and the Audit Protocol were followed in conducting the Engineering Audit and (y) that any procedural issues as may have arisen in the course of the Engineering Audit were reasonably addressed, which consultation shall be confined solely to those questions and shall take place no later than 10 business days from the date any conference is requested pursuant to this Section 6.15(h);

(i)	by no later than the 10th business day from (x) the date on which the Expanding Producer has received the Engineering Audit Report or (y) the date of the consultation contemplated by Section 6.15(h) (if applicable), whichever is later (the “Production Run Election Deadline”), the Expanding Producer shall either (a) confirm to Canpotex that it accepts the results of the Engineering Audit Report or (b) advise Canpotex that it is electing to apply the Production Run Procedures (an “Electing Producer”). The cost of the accounting audit required to determine the Post-Expansion Audit Amount in regards to the application of the Production Run Procedures, including those of the Canpotex Auditor, shall be the responsibility of the Expanding Producer. If the Expanding Producer fails to either make such confirmation or election by the Production Run Election Deadline as contemplated in this Section 6.15(i), the Producer shall be deemed to have confirmed that it accepts the results of the Engineering Audit Report.

6.16

On the next business day following the Production Run Election Deadline (provided the Producer is not an Electing Producer), or on the next business day following the date on which the Expanding Producer confirms to Canpotex that it accepts the results of the Engineering Audit Report in accordance with the provisions of Section 6.15(i), whichever is earlier (the “Engineering Audit Completion Date”), Canpotex shall proceed to determine, based on the Pre-Expansion Audit Amount, the existing Individual Productive Capacity of the applicable Mine, the Engineering Audit Post-Expansion Productive Capacity (as contained in the Summary Engineering Audit Report) and the Design Post-Expansion Productive Capacity (as contained in the Summary Engineering Audit Report) (in each case, with respect

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to the Major Expansion), whether the Major Expansion has resulted in a Productive Capacity Change. If Canpotex so determines that there has been a Productive Capacity Change, Canpotex shall, within five (5) business days of the Engineering Audit Completion Date, notify the Producers in writing of the proposed revised Aggregate Productive Capacity and Individual Productive Capacity of the applicable Producer and Mine, respectively, (an “Engineering Audit Completion Notice”) whereby:

(a)	the Aggregate Productive Capacity of the applicable Producer shall be proposed to be increased by the amount of the Productive Capacity Change; and

(b)	the Individual Productive Capacity of the applicable Mine shall be proposed to be increased so that it equals the Engineering Audit Post-Expansion Productive Capacity, or 120% of the Design Post-Expansion Productive Capacity, whichever is less.

If, for the sole purpose of determining the Producer’s Basic Entitlement:

(a)	Canpotex has determined that there has been a Productive Capacity Change as a result of a Major Expansion in accordance with the foregoing provisions of this Section 6.16; and

(b)	(i)	the Summary Engineering Audit Report; and

(ii)	the proposed revised Aggregate Productive Capacity and Individual Productive Capacity of the applicable Producer and Mine, respectively, contained in the Engineering Audit Completion Notice;

has been accepted in writing by all of the Producers (the “Engineering Audit Post-Expansion Consent”), which acceptance shall not be unreasonably withheld,

such proposed revised Aggregate Productive Capacity of the applicable Producer shall become that Producer’s Aggregate Productive Capacity and such proposed revised Individual Productive Capacity of the applicable Mine shall become the Individual Productive Capacity for that Mine. Such increases shall be effective from and after:

(a)	January 1 in the immediately following Fiscal Year, provided the Engineering Audit Completion Date occurs on or before December 31 in any year; or

(b)	July 1 in any Fiscal Year, provided the Engineering Audit Completion Date occurs on or before June 30 in such Fiscal Year.

Canpotex and the Producers agree that the Engineering Audit Post-Expansion Consent shall be in such form as is agreed to by Canpotex and the Producers from time to time, each acting reasonably.

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6.17	Notwithstanding Section 6.16, in the event a consultation process conducted in accordance with Section 6.15(h) identifies issues which cannot be resolved within ten (10) business days from the date the consultation takes place (the “Consultation Completion Deadline”), the parties hereto shall confer to determine whether the results of the Engineering Audit should be provisionally accepted pending ultimate resolution, or held in abeyance pending such resolution, considering the materiality of the issue, the magnitude of the adjustment and the anticipated time required to resolve the issues. If the parties hereto cannot reach resolution of these matters, the Expanding Producer, regardless of whether the Expanding Producer previously confirmed (or was deemed to confirm) to Canpotex that it accepted the results of the Engineering Audit Report, may elect to apply the Production Run Procedures (in which case, the Expanding Producer shall be considered an Electing Producer) or, if no such election is made, all questions shall immediately proceed to binding arbitration and resolved no later than one (1) month from the Consultation Completion Deadline with retroactive effect to the date that would otherwise apply pursuant to Section 6.16 (being January 1 or July 1, as applicable). If the Expanding Producer is not satisfied with the results of such arbitration, the Expanding Producer, regardless of whether the Expanding Producer previously confirmed (or was deemed to confirm) to Canpotex that it accepted the results of the Engineering Audit Report, may elect to apply the Production Run Procedures (in which case, the Expanding Producer shall be considered an Electing Producer).

PART V – PRODUCTION RUN PROCEDURES

6.18	This Part V shall apply to a Major Expansion for which there is (i) an Electing Producer or (ii) an Exempt Producer that has elected not to be subject to Section 6.09 pursuant to Section 6.10. Where this Part V applies, the results of any Engineering Audit applicable to the Major Expansion shall not be used to determine, as a result of such Major Expansion, the Productive Capacity Change, the Producer’s Aggregate Productive Capacity or the Individual Productive Capacity of the applicable Mine, but rather, such matters shall be determined in accordance with this Part V.

6.19	(a)	Where this Part V applies, the Producer undertaking the Major Expansion shall, as soon as reasonably practicable, supply to the Canpotex Auditors:

(i)	the necessary Operating Results; and

(ii)	the necessary Dedicated Capital Documentation;

to enable the Canpotex Auditors to verify the Post-Expansion Audit Amount.

(b)

The verification of any Post-Expansion Audit Amount by the Canpotex Auditors shall be deemed to have occurred upon delivery to Canpotex of an independent auditor’s report of the Canpotex Auditors, in such form as agreed to by Canpotex and the Canpotex Auditors, in regards to the Post-Expansion Audit Amount. Nothing in this Section 6.19(b) shall limit Canpotex and the Producers from agreeing on the manner in which the verification of the Post-Expansion Audit Amount by the Canpotex Auditors

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is carried out, completed or depicted (including, without limitation, the form and content of the deliverable provided by the Canpotex Auditors), which may vary from what is contemplated in this section.

6.20	The Post-Expansion Audit Amount verification by the Canpotex Auditors shall be delivered to Canpotex as soon as reasonably practicable after completion of same, and Canpotex will, in turn, forward same to the other parties to this Agreement in connection with the Production Run Completion Notice set forth in Section 6.21. Following verification by the Canpotex Auditors of the Post-Expansion Audit Amount and Canpotex’s receipt of the Production Run Post-Expansion Consent, the applicable Mine expansion in question shall be deemed, for the purposes of this Agreement, to (a) constitute a Major Expansion and (b) have been fully completed by the date of the Post-Expansion Audit Amount verification received from the Canpotex Auditors.

6.21	Following verification by the Canpotex Auditors of the Post-Expansion Audit Amount in respect of a Major Expansion, Canpotex shall proceed to determine, based on the Pre-Expansion Audit Amount, the Post-Expansion Audit Amount and the existing Individual Productive Capacity of the applicable Mine (in each case, with respect to the Major Expansion), whether the Major Expansion has resulted in a Productive Capacity Change. If Canpotex so determines that there has been a Productive Capacity Change, Canpotex shall, within five (5) business days of receiving verification of the Post-Expansion Audit Amount from the Canpotex Auditors, notify the Producers in writing of the proposed revised Aggregate Productive Capacity and Individual Productive Capacity of the applicable Producer and Mine, respectively, (a “Production Run Completion Notice”) whereby:

(a)	the Aggregate Productive Capacity of the applicable Producer shall be proposed to be increased by the amount of the Productive Capacity Change; and

(b)	the Individual Productive Capacity of the applicable Mine shall be proposed to be increased so that it equals the Post-Expansion Audit Amount for that Mine.

If, for the sole purpose of determining the Producer’s Basic Entitlement:

(a)	Canpotex has determined that there has been a Productive Capacity Change in accordance with the foregoing provisions of this Section 6.21; and

(b)	(i)	the verification by the Canpotex Auditors of the Post- Expansion Audit Amount; and

(ii)	the proposed revised Aggregate Productive Capacity and Individual Productive Capacity of the applicable Producer and Mine, respectively, contained in the Production Run Completion Notice;

has been accepted in writing by all of the Producers (the “Production Run Post-Expansion Consent”), which acceptance shall not be unreasonably withheld,

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such proposed revised Aggregate Productive Capacity of the applicable Producer shall become that Producer’s Aggregate Productive Capacity and such proposed revised Individual Productive Capacity of the applicable Mine shall become the Individual Productive Capacity for that Mine. Such increases shall be effective from and after:

(a)	January 1 in the immediately following Fiscal Year, provided such Major Expansion has been fully completed and verified by the Canpotex Auditors on or before December 31 in any year; or

(b)	July 1 in any Fiscal Year, provided such Major Expansion has been fully completed and verified by the Canpotex Auditors on or before June 30 in such Fiscal Year.

Canpotex and the Producers agree that the Production Run Post-Expansion Consent shall be in such form as is agreed to by Canpotex and the Producers from time to time, each acting reasonably.

6.22	If the Major Expansion relates to a Solution Mine, then the level of accumulated crystal Potash product (the “Measured Level of Product”) in all crystallization ponds of the Solution Mine shall be measured both within five Operating Days before and within five Operating Days after the demonstration period of 90 Operating Days used for purposes of calculating the applicable Post-Expansion Audit Amount. If the aggregate Measured Level of Product in the ponds is less following the demonstration period than it was prior to the demonstration period, then the Post-Expansion Audit Amount shall be reduced by an amount of Product Tonnes calculated pursuant to the following formula:

R= A(B)

Where:

R equals the number of Product Tonnes by which the Post-Expansion Audit Amount shall be reduced;

A equals the difference in the Measured Levels of Product, expressed in metric tonnes of crystal product; and

B equals a conversion factor of 85%.

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